Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-174454, 333-181806, 333-188276, 333-194714, 333-197776 and 333-198182 on Form S-8 of our reports dated February 12, 2015, relating to the consolidated financial statements of LinkedIn Corporation and its subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of LinkedIn Corporation for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP
San Jose, California
February 12, 2015